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                                                                     EXHIBIT 5.1







                               September 19, 2002


DTE Energy Company
2000 2nd Avenue
Detroit, Michigan 48226

Ladies and Gentlemen:

         Reference is made to the registration statement on Form S-3 (the "Registration Statement") filed by DTE Energy Company, a Michigan corporation (the "Company"), and DTE Energy Trust II, a Delaware statutory trust ("DTE Energy Trust II"), and DTE Energy Trust III, a Delaware statutory trust ("DTE Energy Trust III", and together with the DTE Trust II, the "DTE Energy Trusts"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), of up to $1,250,000,000 aggregate initial public offering price of (i)(a) shares of common stock, without par value (the "Common Stock"), of the Company, (b) debt securities (the "Debt Securities") of the Company, which may be convertible into shares of Common Stock or exchangeable into other securities, (c) contracts to purchase Common Stock (the "Purchase Contracts"), (d) units consisting of Purchase Contracts and Debt Securities and/or trust preferred securities (the "Preferred Securities") issued by a DTE Energy Trust, U.S. Treasury securities or other securities (the "Units"), and (e) Preferred Securities of the DTE Energy Trusts and (ii) the guarantees (the "Guarantees") of the Company with respect to the Preferred Securities.

         The Debt Securities will be issued under an Amended and Restated Indenture dated as of April 9, 2001, as amended, supplemented or modified from time to time, between the Company and The Bank of New York, as trustee (the "Indenture").

         I, as Associate General Counsel of the Company, in conjunction with an attorney or attorneys under my general supervision, have examined such certificates, instruments and documents (collectively, "Documents") and reviewed such questions of law as I have considered necessary or appropriate for the purposes of this opinion. In rendering this opinion, I have assumed, without independent verification, that: (i) all signatures are genuine; (ii) all Documents submitted to me as originals are authentic; and (iii) all Documents submitted to me as copies conform to the originals of such Documents. My review has been limited to examining the Documents and applicable law.

         I note that the laws of the State of Delaware govern the issuance of the Preferred Securities. Richards, Layton & Finger, P.A. will opine upon any matters relating to Delaware law.

         Based upon the foregoing examination and review, it is my opinion that:

         1. The Company is duly incorporated and validly existing as a corporation under the laws of the State of Michigan.


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September 19, 2002
DTE Energy Company
Page 2

         2. The issuance of shares of Common Stock has been duly authorized by all requisite action (corporate or otherwise) of the Company, and when such shares of Common Stock shall have been duly issued and delivered by the Company against payment of the consideration therefor and in accordance with such corporate action, such Common Stock will be validly issued, fully paid and non-assessable.

         3. The issuance of the Purchase Contracts and Units has been duly authorized by all requisite action (corporate or otherwise) of the Company, and when such Purchase Contracts or Units, as the case may be, shall have been issued and delivered in accordance with the terms and provisions thereof against payment of the consideration therefor, the Purchase Contracts and/or Units will be valid and legally binding obligations of the Company (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting enforcement of creditor's rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in equity or at law).

         4. The issuance of Debt Securities has been duly authorized by all requisite action (corporate or otherwise) by the Company, and when the applicable supplemental indenture, supplementing the Indenture pursuant to which the Debt Securities are to be issued, shall have been duly executed and delivered, and the individual series of Debt Securities shall have been duly executed, authenticated, issued and delivered against payment therefor, the Debt Securities will be validly issued and legally binding obligations of the Company (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting enforcement of creditor's rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in equity or at law).

         5. The issuance of the Guarantees has been duly authorized by all requisite action (corporate or otherwise) of the Company, and when the Guarantees shall have been duly executed and delivered by the parties thereto, the Guarantees will be valid and legally binding obligations of the Company (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting enforcement of creditor's rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in equity or at law).

         I am qualified to practice law in the State of Michigan, and in rendering this opinion, my examination of matters of law has been limited to, and I express no opinion as to the laws of any jurisdictions other than, the laws of the State of Michigan and the Federal laws of the United States Richards, Layton & Finger, P.A. may rely on this opinion as to matters of Michigan law in rendering their opinion of even date herewith.

         I note that the laws of the State of New York govern the Indenture. For purposes of paragraph 4 above, I have assumed the laws of the State of New York and the laws of the State of Michigan are the same.

         I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus, forming a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

                                              Very truly yours,



                                              /s/ Thomas A. Hughes
                                              ---------------------------
                                              Thomas A. Hughes